CSW Industrials Reports Fiscal 2024 Third Quarter and Year-to-Date Results with
Record Revenue, Adjusted EPS, and Adjusted EBITDA in Each Reporting Period

DALLAS, February 1, 2024 (GLOBE NEWSWIRE) -- CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported record results for the fiscal 2024 third quarter and nine-month fiscal year-to-date periods ended December 31, 2023.

Fiscal 2024 Third Quarter Highlights (comparisons to fiscal 2023 third quarter)

•Total revenue increased 2% to $175.0 million due to organic growth
•Net income attributable to CSWI of $9.2 million, or $16.7 million adjusted to exclude the release of tax indemnification asset related to the TRUaire acquisition, compared to $15.6 million
•Earnings per diluted share (EPS) of $0.59, or $1.07 adjusted, compared to $1.01; adjusted EPS increased 6%
•Adjusted EBITDA increased 18% to $36.8 million, with margin expansion of 270 bps to 21%
•Cash flow from operations of $47.0 million, compared to $36.8 million, an increase of 28%
•Paid down $20 million of debt, further improving the strength of the balance sheet, resulting in a leverage ratio (Debt to EBITDA), in accordance with our credit facility, of 0.69x
•Effective tax rate increased to 43.2%, or 32.5% adjusted to exclude the previously disclosed release of tax indemnification assets related to the TRUaire and Falcon acquisitions and the related uncertain tax position accrual for Falcon, due to the finalization of the international tax deduction and credits for the filing of the fiscal 2023 U.S. federal tax return

Fiscal 2024 Year-to-Date Highlights (comparisons to fiscal 2023 year-to-date period)

•Total revenue increased 4% to $582.0 million, of which 2% or $12.3 million, was organic growth
•Net income attributable to CSWI increased to $69.9 million, or $77.4 million adjusted, compared to $69.4 million; adjusted net income increased 12%
•EPS improved to a record $4.49, or $4.97 adjusted, compared to $4.46; adjusted EPS improved 11%
•Adjusted EBITDA increased 16% to $144.2 million, with margin expansion of 260 bps to 25%
•Record cash flow from operations of $141.9 million, compared to $84.1 million, an increase of 69%
•Paid down $100.0 million of debt and returned cash to shareholders of $8.9 million in dividends and $5.8 million in share repurchases

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "Throughout this fiscal year, the team has outperformed the markets we serve, despite challenging conditions and market contraction. The third quarter was no exception. In the third quarter, CSWI once again delivered impressive operating leverage as adjusted EBITDA grew by 18% on 2% revenue growth, with equally impressive, adjusted EBITDA margin expansion of 270 bps to 21%. Our strong cash flow from operations was $47 million in the quarter, an increase of 28% over the prior year period. Utilizing our strong cash generation during fiscal 2024, the Company has paid down $100 million in outstanding debt, increased our liquidity, strengthened our balance sheet, and reduced our leverage ratio and interest expense every quarter."

Mr. Armes continued, "We expect to finish the fiscal year strong and deliver record performance for the full year in revenue, adjusted EBITDA, and adjusted EPS for the Company, while maintaining our strong free cash flow generation."

"This morning in a separate press release, we announced the appointment of Jeff Underwood to Senior Vice President of CSWI and General Manager, Contractor Solutions, effective April 1, 2024. Mr. Underwood will succeed Don Sullivan, current Executive Vice President of CSWI and General Manager, Contractor Solutions. Mr. Sullivan will remain on the CSWI Executive Leadership Team and assume the new role of Chief Strategy Officer for the enterprise. Additional details can be found in the separate news release from this morning," said Mr. Armes

Fiscal 2024 Third Quarter Consolidated Results

Fiscal third quarter revenue was a record $175.0 million, representing 2.3% growth over $171.1 million in the prior year period. The $3.9 million revenue growth is from organic revenue, primarily as a result of increased volumes and pricing initiatives. Revenue growth in the quarter came from the architecturally-specified building products, plumbing, HVAC/R, energy, and mining end markets.

Gross profit in the fiscal third quarter was $74.0 million, representing 12.4% growth over $65.8 million in the prior year period. Gross profit as a percentage of revenue increased 380 bps to 42.3%. Gross margin improvement was primarily the result of reduced ocean and domestic freight costs, volume, and pricing actions.

Operating expenses as a percentage of revenue were 26.5%, compared to 24.9% in the prior year period. Operating expenses were $46.4 million, compared to $42.7 million in the prior year period. The additional expenses were primarily due to increased employee compensation and increased travel to drive sales.

Operating income increased to $27.6 million, or 15.8% as a percent of revenue, compared to the prior year period of $23.1 million, or 13.5% as a percent of revenue. The 230 bps improvement in operating income margin resulted from the improvement in gross profit margin, partially offset by the increase in operating expenses.

Other expense, net was $8.4 million, compared to the prior year period of $0.7 million. The increase of $7.7 million was primarily due to the release of tax indemnification assets related to the TRUaire and Falcon acquisitions.

Net income attributable to CSWI decreased to $9.2 million, compared to the prior year period of $15.6 million, and EPS decreased to $0.59, compared to $1.01 in the prior year period. Adjusted to exclude the released tax indemnification asset in the current period related to the TRUaire acquisition, net income was $16.7 million, or $1.07 per diluted share, an increase over the prior year period of 7.2% and 5.9%, respectively.

Fiscal 2024 third quarter adjusted EBITDA increased to $36.8 million, representing 17.9% growth over $31.2 million in the prior year period. As revenue growth outpaced incremental expenses, adjusted EBITDA as a percentage of revenue improved by 270 bps to 21.0%, compared to 18.3% in the prior year period.

The Company’s effective tax rate for the fiscal third quarter was 43.2%, or 32.5% adjusted to exclude the previously disclosed release of tax indemnification assets related to the TRUaire and Falcon acquisitions and the related uncertain tax position accrual for Falcon, due to the finalization of the international tax deduction and credits for the filing of the fiscal 2023 U.S. federal tax return. The tax rate in the fiscal third quarter is affected by the seasonality of our revenue.

During the fiscal third quarter, the Company paid down $20.0 million of debt, utilizing the record fiscal third quarter cash flows from operations of $47.0 million, a 28% increase over the prior year period. As of December 31, 2023, $153.0 million was outstanding on our $500 million Revolving Credit Facility, which resulted in borrowing capacity of $347.0 million. As of fiscal quarter end, CSWI reported a leverage ratio, in accordance with our Revolving Credit Facility, of 0.69x Debt to EBITDA as compared to the 0.85x ratio reported for the fiscal second quarter ended September 30, 2023.

Following quarter end, the Company declared its twentieth consecutive quarterly regular cash dividend in the amount of $0.19 per share, which will be paid on February 9, 2024, to shareholders of record on January 26, 2024.

Fiscal 2024 Third Quarter Segment Results

Contractor Solutions segment revenue was $115.4 million, a $3.5 million, or 3.1% increase over the prior year period. Revenue growth came from an increase in organic unit volume growth. As compared to the prior year period, net revenue growth was driven by all end markets served. Segment operating income improved to $25.8 million, compared to $21.8 million in the prior year period. The incremental profit compared to the prior year period resulted from the reduction in ocean and domestic freight expenses and increased net revenue. This incremental profit was partially offset by increased expenses primarily related to employee compensation. Segment operating income margin improved to 22.3%, compared to 19.5% in the prior year period, due to gross margin improvement driven primarily by a reduction in ocean and domestic freight costs. Segment adjusted EBITDA in the current year period was $33.0 million, or 28.6% of revenue, compared to $28.4 million or 25.4% of revenue in the prior year period, an increase of 320 bps.

Specialized Reliability Solutions segment revenue was $33.7 million, a $2.6 million, or 7.2% decrease, compared to the prior year period. This decrease in revenue was driven primarily by a temporary shipment delay at quarter-end, which is expected to be fully recovered in the fourth quarter, partially offset by pricing actions. Segment operating income was $3.7 million, a slight decrease from $3.9 million in the prior year period, driven by the decrease in revenue. Segment operating income margin in the fiscal third quarter improved to 11.1%, compared to 10.8% in the prior year period. Segment EBITDA improved by 2.9% to $5.2 million, and EBITDA margin was 15.4% of revenue, compared to 13.9% of revenue, in the prior year period.

Engineered Building Solutions segment revenue was $27.9 million, a 13.2% increase over the prior year period, as strengthened project bookings in recent quarters converted to revenue, and the result of positive pricing actions. Growth in the project mix of the backlog continues to skew more toward larger jobs in the architecturally-specified building products end market, which can take over two years to convert to revenue. Segment operating income improved to $3.5 million, or 12.7% of revenue, compared to the prior year period of $2.3 million, or 9.2% of revenue driven by the increased net revenue and improved operating leverage. Segment EBITDA grew to $4.0 million in the quarter, or 14.2% of revenue, compared to $2.7 million, or 10.8% of revenue, in the prior year period.

Fiscal 2024 Year-to-Date Consolidated Results

Fiscal year-to-date revenue was $582.0 million, representing 3.5% growth over $562.2 million in the prior year period. Of the $19.8 million total growth, $12.3 million (2.2% of the 3.5% total growth) resulted from organic growth with the remainder ($7.5 million) contributed by the Cover Guard, AC Guard and Falcon acquisitions.

Gross profit in the fiscal year-to-date period was $257.1 million, representing $24.2 million, or 10.4% growth over $232.9 million in the prior year period, with the incremental profit resulting predominantly from revenue growth driven by pricing actions, a reduction in ocean and domestic freight expenses and the acquisitions of Cover Guard, AC Guard and Falcon. Gross profit as a percentage of sales was 44.2%, compared to 41.4% in the prior year period.

Operating expenses as a percentage of revenue were 24.5%, compared to 23.8% in the prior year period. Operating expenses in the current year period were $142.3 million, compared to $133.6 million in the prior year period. The additional expenses were related to employee compensation, travel, insurance, and sales commissions.

In the current period, operating income was $114.8 million, compared to $99.3 million in the prior year period. The incremental operating income resulted from the gross profit increase, partially offset by the operating expense increase as discussed above. Operating income margin in the current period improved to 19.7%, compared to the prior year period of 17.7%. During the comparative periods, the enhanced operating income margin was due to the improvement in gross profit margin, slightly offset by higher operating expenses.

Other expense, net was $6.2 million, compared to $0.5 million in the prior year period. The increase of $5.7 million was primarily related to the $8.5 million release of tax indemnification assets, partially offset by losses arising from transactions in currencies other than functional currencies and by a gain of $1.4M recognized from the sale of a property previously held for investment.

In the current period, reported net income attributable to CSWI improved to $69.9 million, or $4.49 per diluted share. Adjusted net income attributable to CSWI was $77.4 million, or $4.97 per diluted share. In the prior year period, reported net income attributable to CSWI was $69.4 million, or $4.46 per diluted share.

Fiscal 2024 year-to-date adjusted EBITDA increased 15.7% to $144.2 million from $124.7 million in the prior year period. Adjusted EBITDA as a percentage of revenue improved 260 bps to 24.8%, compared to 22.2%, in the prior year period.

Net cash provided by operating activities for fiscal 2024 year-to-date was a record $141.9 million, compared to $84.1 million in the prior year period, a 69% increase compared to the prior year period driven by increased earnings and continuous working capital improvement. The Company paid down

$100.0 million of debt during the first three quarters of this fiscal year and returned cash to shareholders of $8.9 million in dividends and $5.8 million in share repurchases utilizing our record cash flow from operations.

The Company’s effective tax rate for fiscal 2024 year-to-date was 28.4% on a GAAP basis.

The Company expects an adjusted tax rate of approximately 27% - 28% for fiscal year 2024, after excluding the previously disclosed release of tax indemnification assets related to the TRUaire and Falcon acquisitions and the related uncertain tax position accrual for Falcon.

Fiscal 2024 Year-to-Date Segment Results

Contractor Solutions segment revenue was $395.3 million, a $15.4 million or 4.1% increase over the prior year period. Revenue growth was comprised of $7.5 million of inorganic growth from the Cover Guard, AC Guard and Falcon acquisitions, and organic growth of $7.9 million (2.1% of the total 4.1% growth) primarily due to pricing initiatives. As compared to the prior year period, net revenue growth was driven primarily by the plumbing and HVAC/R end markets. Segment operating income in the current year period was $104.4 million, compared to $90.4 million in the prior year period. The incremental profit resulted from the increased net revenue, a reduction in ocean and domestic freight expenses, and the inclusion of recent acquisitions, partially offset by increased expenses related to employee compensation, third-party sales commissions associated with revenue growth, and travel. Segment operating income margin was 26.4%, compared to 23.8% in the prior year period, driven primarily by the gross margin improvement resulting from pricing actions and the reduction in ocean and domestic freight expenses. Segment adjusted EBITDA in the current period was $126.4 million, or 32.0% of revenue, compared to $110.6 million, or 29.1% of revenue in the prior year period.

Specialized Reliability Solutions segment revenue was $108.0 million, a $0.9 million or 0.8% decrease from the prior year period of $109.0 million, driven by a temporary shipment delay at the end of the third fiscal quarter, which was partially offset by positive pricing actions. Revenue growth was reported in the general industrial, mining, and energy end markets, with a contraction in rail. In the current year period, segment operating income improved by 13.7% to $15.5 million, or 14.4% of revenue, compared to the prior year period of $13.7 million, or 12.5% of revenue. The improved segment operating income resulted from an increase in gross margin driven by pricing actions. Segment EBITDA in the current period was $19.9 million, or 18.5% of revenue, compared to $17.8 million, or 16.3% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $84.7 million, a $5.7 million or 7.2% increase over the prior year period, driven by strengthened project bookings in recent quarters converting to revenue and pricing initiatives. Segment operating income increased 28.1% to $13.0 million, or 15.4% of revenue, compared to the prior year period of $10.2 million, or 12.9% of revenue, due to the increased net revenue, improved gross margin as a result of operating leverage, and management of operating expenses. Segment EBITDA in the current period was $14.4 million, or 17.0% of revenue, compared to $11.3 million, or 14.3% of revenue in the prior year period.

All percentages are calculated based upon the attached financial statements.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question and answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until February 15, 2024. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13744004. The call will also be available for replay via webcast link on the Investors portion of the CSWI website at www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, and adjusted operating income, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation and amortization, and significant nonrecurring items. Free cash flow is a non-GAAP financial measure and is defined as cash flow from operations less capital expenditures.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions and Engineered Building Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations

Alexa Huerta
Vice President, Investor Relations & Treasurer
214-489-7113
alexa.huerta@cswindustrials.com

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share amounts)	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
Revenues, net	$174,967	$171,093	$581,980	$562,219
Cost of revenues	(100,986)	(105,295)	(324,873)	(329,349)
Gross profit	73,981	65,798	257,107	232,870
Selling, general and administrative expenses	(46,400)	(42,686)	(142,327)	(133,568)
Operating income	27,581	23,112	114,780	99,302
Interest expense, net	(2,765)	(4,200)	(10,080)	(9,090)
Other expense, net	(8,428)	(737)	(6,188)	(529)
Income before income taxes	16,388	18,175	98,512	89,683
Provision for income taxes	(7,083)	(2,676)	(27,968)	(20,232)
Net income	9,305	15,499	70,544	69,451
Less: (Income) Loss attributable to redeemable noncontrolling interest	(83)	100	(655)	(79)
Net income attributable to CSW Industrials, Inc.	$9,222	$15,599	$69,889	$69,372

Net income per share attributable to CSW Industrials, Inc.
Basic	$0.59	$1.01	$4.50	$4.47
Diluted	$0.59	$1.01	$4.49	$4.46

Weighted average number of shares outstanding:
Basic	15,546	15,476	15,537	15,520
Diluted	15,596	15,512	15,578	15,554

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	December 31, 2023	March 31, 2023
(Amounts in thousands, except for per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$24,988	$18,455
Accounts receivable, net of allowance for expected credit losses of $845 and $1,365, respectively	104,522	122,753
Inventories, net	151,386	161,569
Prepaid expenses and other current assets	26,612	20,279
Total current assets	307,508	323,056
Property, plant and equipment, net of accumulated depreciation of $101,891 and $92,703, respectively	89,344	88,235
Goodwill	243,498	242,740
Intangible assets, net	304,647	318,903
Other assets	48,134	70,519
Total assets	$993,131	$1,043,453

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$43,421	$40,651
Accrued and other current liabilities	67,706	67,388
Total current liabilities	111,127	108,039
Long-term debt	153,000	253,000
Retirement benefits payable	1,127	1,158
Other long-term liabilities	119,686	137,117
Total liabilities	384,940	499,314
Commitments and contingencies
Redeemable noncontrolling interest	19,119	18,464
Equity:
Common shares, $0.01 par value	164	163
Additional paid-in capital	134,247	123,336
Treasury shares, at cost (932 and 902 shares, respectively)	(91,016)	(82,734)
Retained earnings	554,289	493,319
Accumulated other comprehensive loss	(8,612)	(8,409)
Total equity	589,072	525,675
Total liabilities, redeemable noncontrolling interest and equity	$993,131	$1,043,453

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)	Nine Months Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$70,544	$69,451
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,077	9,463
Amortization of intangible and other assets	17,584	16,842
Provision for inventory reserves	2,541	1,878
Provision for doubtful accounts	544	1,613
Share-based and other executive compensation	8,555	7,296
Loss (gain) on disposals of property, plant and equipment	(1,336)	48
Net pension benefit	50	141
Impairment of assets	90	156
Deferred taxes	2,732	(1,094)
Changes in operating assets and liabilities:
Accounts receivable	17,846	21,963
Inventories	7,796	(28,270)
Prepaid expenses and other current assets	(6,720)	(8,343)
Other assets	1,066	185
Accounts payable and other current liabilities	9,601	(7,348)
Retirement benefits payable and other liabilities	944	91
Net cash provided by operating activities	141,914	84,072
Cash flows from investing activities:
Capital expenditures	(11,668)	(8,268)
Proceeds from sale of assets held for investment	1,665	70
Proceeds from sale of assets	157	—
Cash paid for acquisitions	(5,284)	(55,524)
Net cash used in investing activities	(15,130)	(63,722)
Cash flows from financing activities:
Borrowings on line of credit	72,308	122,777
Repayments of line of credit and term loan	(172,308)	(99,018)
Payments of deferred loan costs	—	(662)
Purchase of treasury shares	(10,640)	(39,064)
Proceeds from stock option activity	—	272
Proceeds from acquisition of redeemable noncontrolling interest shareholder	—	2,000
Dividends	(8,855)	(7,924)
Net cash used in financing activities	(119,495)	(21,619)
Effect of exchange rate changes on cash and equivalents	(756)	(629)
Net change in cash and cash equivalents	6,533	(1,898)
Cash and cash equivalents, beginning of period	18,455	16,619

Cash and cash equivalents, end of period	$24,988	$14,721

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, adjusted EBITDA, and free cash flow, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income, net income attributable to CSWI and cash flows provided by operating activities, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED NET INCOME ATTRIBUTABLE TO CSWI
(Unaudited)

(Amounts in thousands)	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
GAAP Net income attributable to CSWI	$9,222	$15,599	$69,889	$69,372

Adjusting items, net of tax:
Reversal of indemnification receivable	7,500	—	7,500	—
Adjusted Net Income attributable to CSWI	$16,722	$15,599	$77,389	$69,372

GAAP Net Income attributable to CSW Industrials, Inc. per diluted common share	$0.59	$1.01	$4.49	$4.46

Adjusting items, per diluted common share:
Reversal of indemnification receivable	0.48	—	0.48	—
Adjusted Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.07	$1.01	$4.97	$4.46

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
Net Income attributable to CSWI	$9,222	$15,599	$69,889	$69,372
Plus: Income (Loss) attributable to redeemable noncontrolling interest	83	(100)	655	79
Net Income	$9,305	$15,499	$70,544	$69,451

Adjusting Items:
Interest Expense	2,764	4,200	10,080	9,090
Income Tax Expense	7,083	2,676	27,968	20,232
Depreciation & Amortization	9,134	8,853	27,094	25,905
EBITDA	$28,286	$31,227	$135,686	$124,679

Adjusting Items:
Reversal of Indemnification Receivable	8,519	—	8,519	—
Adjusted EBITDA	$36,805	$31,227	$144,205	$124,679
Adjusted EBITDA % Revenue	21.0%	18.3%	24.8%	22.2%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO SEGMENT ADJUSTED EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended December 31, 2023
		Specialized	Engineered
	Contractor	Reliability	Building	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$115,412	$33,712	$27,861	$(2,017)	$174,967

Operating Income	$25,751	$3,740	$3,537	$(5,447)	$27,581
% Revenue	22.3%	11.1%	12.7%		15.8%
Adjusting Items:
Other Income (Expense)	(8,433)	(9)	(8)	21	(8,428)
Depreciation & Amortization	7,178	1,477	437	42	9,134
Reversal of Indemnification Receivable	8,519	—	—	—	8,519
Adjusted EBITDA	$33,015	$5,208	$3,966	$(5,383)	$36,805
% Revenue	28.6%	15.4%	14.2%		21.0%

(Amounts in thousands)	Three Months Ended December 31, 2022
		Specialized	Engineered
	Contractor	Reliability	Building	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$111,906	$36,334	$24,619	$(1,767)	$171,093

Operating Income	$21,829	$3,921	$2,257	$(4,896)	$23,112
% Revenue	19.5%	10.8%	9.2%		13.5%
Adjusting Items:
Other Income (Expense)	(308)	(324)	(31)	(74)	(738)
Depreciation & Amortization	6,906	1,464	433	50	8,853
EBITDA	$28,427	$5,061	$2,659	$(4,919)	$31,227
% Revenue	25.4%	13.9%	10.8%		18.3%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO SEGMENT ADJUSTED EBITDA
(Unaudited)

(Amounts in thousands)	Nine Months Ended December 31, 2023
		Specialized	Engineered
	Contractor	Reliability	Building	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$395,268	$108,037	$84,659	$(5,984)	$581,980

Operating Income	$104,443	$15,534	$13,029	$(18,227)	$114,780
% Revenue	26.4%	14.4%	15.4%		19.7%
Adjusting Items:
Other Income (Expense)	(7,686)	(100)	2	1,595	(6,188)
Depreciation & Amortization	21,118	4,512	1,332	132	27,094
Reversal of Indemnification Receivable	8,519	—	—	—	8,519
Adjusted EBITDA	$126,394	$19,947	$14,363	$(16,500)	$144,205
% Revenue	32.0%	18.5%	17.0%		24.8%

(Amounts in thousands)	Nine Months Ended December 31, 2022
		Specialized	Engineered
	Contractor	Reliability	Building	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$379,832	$108,958	$78,978	$(5,549)	$562,219

Operating Income	$90,416	$13,658	$10,172	$(14,945)	$99,302
% Revenue	23.8%	12.5%	12.9%		17.7%
Adjusting Items:
Other Income (Expense)	243	(375)	(190)	(207)	(528)
Depreciation & Amortization	19,895	4,519	1,343	149	25,905
EBITDA	$110,554	$17,802	$11,326	$(15,003)	$124,679
% Revenue	29.1%	16.3%	14.3%		22.2%

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited)

(Amounts in thousands)	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$46,978	$36,779	$141,914	$84,072
Less: Capital Expenditures	(3,883)	(3,752)	(11,668)	(8,268)
Free Cash Flow	$43,095	$33,027	$130,246	$75,804
Free Cash Flow % Adjusted Net Income	256.4%	213.1%	166.9%	109.1%